Exhibit 10.2

NITROMED, INC.
EXECUTIVE SEVERANCE BENEFIT PLAN and
SUMMARY PLAN DESCRIPTION

Section I:                                            Establishment and Purpose of Plan

The NitroMed, Inc. (the “Company”) Executive Severance Benefit Plan (“Plan”) is hereby established to provide severance benefits to those categories of Company executives designated as Participants under the Plan by the Company’s Board of Directors (the “Board”) or the Compensation Committee thereof (the “Participants”), who are terminated on or after March 30, 2006 and prior to the termination of this Plan (“Covered Period”) and entitled to benefits as provided herein.  The Plan is intended to be a welfare benefit plan within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

Section II:                                        Eligibility for Severance

A Participant who is terminated during the Covered Period without Cause (as defined below) is eligible to receive severance benefits as described in Section III below (the “Severance Benefits”), except as otherwise provided below.  A Participant shall not be eligible to receive the Severance Payment if he/she:  (1) voluntarily terminates his/her employment; (2) refuses to accept other “Suitable Employment” (as defined below) that is offered by the Company; (3) is terminated for “Cause” (as defined below); (4) is eligible to receive severance pursuant to a severance provision contained in an individual offer letter (and has not agreed that the terms of this Plan shall supercede any such provision); or (5) is terminated under circumstances governed by his/her individual written change-of-control agreement.  This Plan is not intended to, nor shall it, provide for any benefits in the event of termination of employment in anticipation of, in connection with, or following a Change in Control (as defined in the Company’s standard Change in Control Agreement, which shall be the only source of such severance benefits).

For the purpose of this Plan:

“Cause” is determined by the Company in its sole discretion, and can include, but is not limited to, (i) any act or omission by the employee that may have an adverse effect on the Company’s business or on the employee’s ability to perform services for the Company, including, without limitation, the commission of any crime (other than ordinary traffic violations); or (ii) any misconduct or neglect of duties by the employee in connection with the business or affairs of the Company, including, but not limited to, misappropriation of Company assets, or failure to perform reasonable assigned duties. Nothing in this Plan shall be construed to provide any employee with a guarantee of employment and this Plan does not supersede the Company’s policy of at will employment.

“Suitable Employment” means any position of a comparable or higher base salary that is located within 50 miles of the facility where the Participant performed his/her principal duties for the Company immediately prior to termination.

Section III:                                    Severance Benefits

Subject to the condition of execution of a Severance Agreement described in Section IV below, the Severance Benefits provided to eligible Participants who are terminated by the Company without Cause shall consist of, for the period of time and as otherwise set forth on Schedule A:

1.                                       salary continuation at the Participant’s base rate of pay (as in effect immediately prior to termination, exclusive of any bonuses, commissions, overtime pay, or other extra forms of compensation and less applicable taxes and withholdings) (the “Severance Pay”); provided that the timing (although not the aggregate amount) of such salary continuation payments shall be adjusted by the Company to the extent necessary so that all payments shall be completed no later than the fifteenth (15th) day of the third (3rd) month of the calendar year following the calendar year in which termination of employment occurred; and provided further that, if the Company determines it necessary in order to ensure compliance with Section 409A, the Severance Pay may be paid in a lump sum; and

2.                                       contributions to the cost of COBRA (Consolidated Omnibus Budget Reconciliation Act) coverage on the same basis as the Company’s contribution to Company-provided health and dental insurance coverage immediately before the Participant’s termination, except that if the employee secures new employment, the Company’s continued contributions toward health and dental coverage shall end when the new employment begins.  Participants will be provided additional information regarding COBRA continuation costs and coverage following termination.

The Severance Benefits shall commence within seven (7) business days of the date on which by its terms the Severance Agreement becomes a binding agreement between the Company and the Participant.  However, notwithstanding any provision of this Plan to the contrary, if, at the time a Participant’s employment is terminated, the Participant is a “specified employee” within the meaning of Section 409A(a)(2)(B)(ii) of the Code and the regulations thereunder and the Plan, then any payments under this Plan to the Participant that constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code shall be delayed by a period of six (6) months and (i) all payments that would have been made to the Participant during such six (6) month period shall be made in a lump sum in the seventh (7th) month following the date of termination and (ii) all remaining payments shall commence in the seventh (7th) month following the date of termination.

Section IV:                                   Severance Agreement and Release

As a condition of receipt of a Severance Payment under the Plan, a Participant shall be required to timely sign and return a severance agreement and release in a form prepared by and satisfactory to, the Company (the “Severance Agreement”) and to abide by the provisions of the Severance Agreement.  Among other things, the Severance Agreement shall contain a release and waiver of any claims the employee or his/her representatives may have against the Company, its successors, affiliates and/or representatives, and shall release those entities and persons from any liability for such claims including, but not limited to, all employment discrimination claims.  Participants are entitled and advised to consult an attorney of their own choosing prior to signing the Severance Agreement.

The Severance Agreement must be signed and returned to the Company within seven (7) days from the date it is received (at which time it shall become a binding and irrevocable agreement between the Participant and the Company), except as otherwise provided below.  Exceptions to this requirement are:

A.                                   Participants 40 or older on the date they receive the Severance Agreement and who are terminated pursuant to a group layoff shall have forty-five (45) days to review, sign and return the Severance Agreement.

B.                                     Participants 40 or older on the date they receive the Severance Agreement and who are not terminated pursuant to a group layoff shall have twenty-one (21) days to review, sign and return the Severance Agreement.

C.                                     In addition, all Participants 40 or older on the date they receive the Severance Agreement shall have seven (7) days to revoke the Severance Agreement after they sign it.  If the Participant does not revoke the Severance Agreement within seven (7) days of signing it, the Severance Agreement shall become a binding and irrevocable agreement between the Participant and the Company.  Revocations must be in writing and delivered to the Plan Administrator at:

NitroMed, Inc.
125 Spring Street
Lexington, Massachusetts 02421

Section V:                                       Income Tax Withholding, Payroll Taxes, and Other Deductions

The Company may withhold from any payment under the Plan: (1) any federal, state, or local income or payroll taxes required by law to be withheld with respect to such payment; (2) such sum as the Company may reasonably estimate is necessary to cover any taxes for which the Company may be liable and which may be assessed with regard to such payment; and (3) such other amounts as appropriately may be withheld under the Company’s payroll policies and procedures from time to time in effect (including, where applicable, the Participant’s contributions to the cost of COBRA continuation coverage pursuant to Section III (2) above).

Section VI:                                   Section 409A

All payments and benefits provided under this Plan are intended to either comply with or be exempt from Section 409A of the Code and this Plan shall be administered and construed accordingly.  The Company makes no representations or warranty and shall have no liability to any Participant or any other person if any provisions of this Plan are determined to constitute deferred compensation subject to Section 409A but not to satisfy the conditions of that section.

Section VII:                               Plan Administration

1.          Plan Administrator.  The Plan shall be administered by the Board.  To the extent permitted by applicable law, the Board may delegate any or all of its powers under the Plan to one or more committees or subcommittees of the Board (a “Committee”).  All references in the Plan to the “Board” shall mean the Board or a Committee of the Board to the extent that the Board’s powers or authority under the Plan have been delegated to such Committee.  The Board shall serve as the Plan Administrator.  The general administration of the Plan and the responsibility for carrying out its provisions shall be vested in the Plan Administrator.  The Plan Administrator shall be the “administrator” within the meaning of Section 3(16) of ERISA and shall have all the responsibilities and duties contained therein.

The Plan Administrator can be contacted at the following address:

c/o Secretary
NitroMed, Inc.
125 Spring Street
Lexington, Massachusetts 02421

2.          Decisions, Powers and Duties.  The Plan Administrator’s decisions and determinations (including determinations of the meaning and reference of terms used in the Plan) shall be binding on all persons.  The Plan Administrator shall be the Named Fiduciary for purposes of ERISA.

The Plan Administrator shall have such powers and discretion as are necessary to discharge its duties, including, but not limited to, interpretation and construction of the Plan, the determination of all questions of eligibility, participation and benefits and all other related or incidental matters, and such duties and powers of plan administration which are not assumed from time to time by any other appropriate entity, individual or institution.  The Plan Administrator shall decide all such questions in its sole discretion and in accordance with the terms of the controlling legal documents and applicable law, and its decision will be final and binding on the Participant, the Participant’s spouse or other dependent or beneficiary and all other interested parties.

The Plan Administrator may adopt rules and regulations of uniform applicability in its interpretation and implementation of the Plan.

3.          Proof of Information.  The Plan Administrator may require that each Participant or other person submit, in such form as it shall deem reasonable and acceptable, proof of any information which the Plan Administrator finds necessary or desirable for the proper administration of the Plan.

4.          Records and Disclosures.  The Plan Administrator shall maintain such records as are necessary to carry out the provisions of the Plan.  The Plan Administrator also shall make, or shall appoint one or more individuals employed by the Company to make, all disclosures which are required by ERISA and any subsequent amendments thereto.

5.          Mistakes.  If there has been a mistake in the amount of a Participant’s benefits paid under the Plan, the mistake may be corrected by the Plan Administrator or its designee when the mistake is discovered.  The mistake may be corrected in any reasonable manner authorized by the Plan Administrator (e.g., by offset against payments remaining to be paid or by payments between the Participant and the Company).  In appropriate circumstances (as determined in the Plan Administrator’s sole discretion), the Plan Administrator may waive the making of any correction.

6.          Expenses.  All costs and expenses incurred by the Board in administering the Plan.

7.          No Liability.   No director shall be liable for any action or determination relating to or under the Plan made in good faith.

8.          Integration with Statutory Pay or Benefits Requirements.  To the extent that any federal, state or local law, including, without limitation, so-called “plant closing” laws, requires the Company to give advance notice or make a payment of any kind to an employee because of that employee’s involuntary termination due to a layoff, reduction in force, plant or facility closing, sale of business, or similar event, the benefits provided under this Plan or the other arrangement shall either be reduced or eliminated to avoid any duplication of payment.  The Company intends for the benefits provided under this Plan to satisfy any and all statutory obligations which may arise out of an employee’s involuntary termination for the foregoing reasons and the Plan Administrator shall so construe and implement the terms of the Plan.  The Plan Administrator will determine how to apply this provision, and may override other provisions of this Plan in doing so.

9.          Plan Name and Type.  The name of the severance program is the NitroMed, Inc. Executive Severance Benefit Plan.  The program is intended to constitute an “Employee Welfare Benefits Plan” under Department of Labor Regulation Section 2510.3-2(b) and other applicable regulations and statutes.  Accordingly, benefits hereunder shall not be contingent on retirement, shall not exceed twice the annual compensation of the employee participating in the Plan, and shall be completed within twenty-four (24) months of termination of employment.  The program shall be construed and interpreted in a manner consistent with the foregoing intent.

10.    Funding.  Benefits shall be paid from the general assets of the Company and shall not be funded by trust or otherwise.  Nothing herein shall be deemed to create a trust of any kind.

11.    Duration of Plan.  The Plan shall continue in force until all benefits are paid.

12.    Name and Address of Employer.  The Plan is sponsored by:

NitroMed, Inc.
125 Spring Street
Lexington, Massachusetts 02421

13.         Claims Procedure.  Any Participant who believes he or she is entitled to severance benefits under the Plan which are not being paid may submit a written claim for payment to the Plan

                        Administrator, care of the Company’s Vice President of Human Resources. Any Participant otherwise entitled to benefits under this Plan must make such claim within sixty (60) days of termination of employment in order to be eligible for benefits. Any claim for benefits shall be in writing, addressed to the Plan Administrator and must be sufficient to notify the Plan Administrator of the benefit claimed.  If the claim of a Participant is denied, the Plan Administrator shall within a reasonable period of time provide a written notice of denial to the Participant.  The notice will include the specific reasons for denial, the provisions of the Plan on which the denial is based, and the procedure for a review of the denied claim.  Where appropriate, it will also include a description of any additional material or information necessary to complete or perfect the claim and an explanation of why that material or information is necessary.  The Participant may request in writing a review of a claim denied by the Plan Administrator and may review pertinent documents and submit issues and comments in writing to the Administrator, care of the Company’s Vice President of Human Resources.  The Plan Administrator shall provide to the Participant a written decision upon such request for review of a denied claim.  The decision of the Plan Administrator upon such review shall be final.

14.         Drafting Errors.  If, due to errors in drafting, any Plan provision does not accurately reflect its intended meaning, as demonstrated by consistent interpretations or other evidence of intent, or as determined by the Plan Administrator in its sole and exclusive judgment, the provision shall be considered ambiguous and shall be interpreted by the Plan Administrator and all Plan fiduciaries in a fashion consistent with its intent, as determined in the sole and exclusive judgment of the Plan Administrator.  The Plan Administrator shall amend the Plan retroactively to cure any such ambiguity.

Section VIII:                           Statement of ERISA Rights

The following statement is required by federal law and regulations.  ERISA provides that all program participants shall be entitled to:

1.                                       Examine, without charge at the Plan Administrator’s office and at other specified locations, such as work sites, all program documents, and copies of all documents filed by the program with the U.S. Department of Labor, such as detailed annual reports and program descriptions.

2.                                       Obtain copies of all Plan documents and the Plan information upon written request to the Plan Administrator.  The Plan Administrator may make a reasonable charge for copies.

3.                                       Receive a copy of a summary of the program’s annual financial report.  The Plan Administrator is required by law to furnish each participant with a copy of this Summary Annual Report.

4.                                       Obtain a statement advising the employee whether he or she has a right to receive benefits under the program and what benefits the employee may receive.  This statement must be requested in writing and is not required to be given more than once a year.  The Plan Administrator must provide the statement free of charge.

5.                                       In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan.  The people who operate the Plan, called “fiduciaries” of the program, have a duty to do so prudently and in the interest of program participants and beneficiaries.  Employers nor any other person may fire an employee or otherwise discriminate against an employee in any way to prevent an employee from obtaining a benefit under the Plan or exercising the employee’s rights under ERISA.

6.                                       If an employee’s claim for a benefit is denied in whole or in part, the employee must receive a written explanation of the reason for the denial.  The employee has the right to have the Plan Administrator review and reconsider the employee’s claim.  Under ERISA, there are steps an employee can take to enforce the above rights.  For instance, if the employee requests materials from the Plan Administrator and does not receive them within thirty (30) days, the employee may file suit in a federal court.  In such a case, the court may require the Plan Administrator to provide the materials and pay the employee up to $110 per day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator.

7.                                       If an employee’s claim for benefits is denied or ignored, in whole or in part, the employee may file suit in a state or federal court.  If the program fiduciaries misuse the program’s funds, or if an employee is discriminated against for asserting his or her rights, the employee may seek assistance from the U.S. Department of Labor, or may file suit in a federal court.  The court will decide who should pay court costs and legal fees.

8.                                       If an employee is successful, the court may order the person sued to pay costs and fees.  If the employee loses, the court may order the employee to pay these fees (for example, if the claim is frivolous).  Employees should contact the Plan Administrator concerning questions about the program.  Employees who have any questions about this statement or rights under ERISA should contact the nearest area office of the Pension and Welfare Benefits Administration, U.S. Department of Labor listed in your telephone directory or the Division of Technical Assistance and Inquiries, Pension and Welfare Benefits Administration, U.S. Department of Labor, 200 Constitution Avenue, N.W., Washington, D.C. 20210.

Section IX:                                   Miscellaneous Provisions

1.               No Employment Rights.  Nothing in this Plan shall be construed to provide any employee with a guarantee of employment and does not supersede the Company’s policy of at will employment.

2.               Governing Law.  The Plan and the rights of all persons under the Plan shall be construed in accordance with and under applicable provisions of ERISA, and the regulations thereunder, and the laws of the Commonwealth of Massachusetts (without regard to conflict of laws provisions) to the extent not preempted by federal law.

3.               No Limitation Upon Rights of Company.  The Plan shall not affect in any way the right or power of the Company to make adjustments, reclassifications or changes of its capital or business structure; to merge or consolidate; to dissolve or liquidate; or to sell or transfer all or any part of its business or assets.

4.               Entire Agreement.  This Plan is a consolidation, amendment, and restatement of, and supersedes any and all severance plans or separation policies applying to employees which may have been in effect throughout the Company prior to the effective date of this Plan, with the exception of individual written change in control agreements applicable to individual executives.

5.               Severability.  In case any one or more of the provisions of this Plan (or part thereof) shall be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions hereof, and this Plan shall be construed as if such invalid, illegal or unenforceable provisions (or part thereof) never had been contained herein.

6.               Non-Assignability.  No right or interest of any Participant shall be assignable or transferable in whole or in part either directly or by operation of law or otherwise, including, but not limited to, execution, levy, garnishment, attachment, pledge or bankruptcy, provided, however, that this provision shall not be applicable in the case of obligations of a Participant to the Company.

7.               Amendment or Termination.  The Company reserves the right to modify, amend or terminate the Plan in whole or in part at any time.  Such amendment, modification or termination shall be effected by a written instrument executed by an authorized officer of the Company.  However, in no event shall such amendment, modification or termination reduce or diminish any severance benefits owing under the Plan for terminations of employment prior to the date of such amendment or termination without the consent of the Participant to whom the benefits are owed.

SCHEDULE A

Severance benefits shall be provided to Participants as described in the NitroMed Executive Severance Benefit Plan (the “Plan”) and Summary Plan Description, as follows:

1.             Executives who have been designated at the level of Senior Vice President or higher by the NitroMed Board of Directors or its Compensation Committee shall be provided salary continuation and contributions to the cost of COBRA coverage pursuant to Section III of the Plan, and subject to the terms the Plan, for a period of twelve (12) months from a covered termination of employment.

2.             Executives who have been designated at the level of Vice President or higher by the NitroMed Board of Directors or its Compensation Committee shall be provided salary continuation and contributions to the cost of COBRA coverage pursuant to Section III of the Plan, and subject to the terms the Plan, for a period of six (6) months from a covered termination of employment.